Exhibit 99.1
                              Fiscal Quarter Ended
                                  July 31,2008

Mass Megawatts Wind Power, Inc. (OTC bulletin Board: MMGW) Reports for Three Months Ending July 31,2008

WORCESTER, MA., September 22,2008 /PRNewswire-FirstCall/ -- Mass Megawatts Wind Power, Inc. reports a net loss of 5 cents per share or $273,483 in the fiscal quarter ending July 31,2008. In the previous fiscal year for the quarter ending July 31,2007, there was a net loss of one cents per share or $58,353.

In the current fiscal quarter ending October 31,2008, we anticipate revenue from the United States Army sale and an additional sale of equipment to a private developer. Additionally. we plan to have initial test results from the 50 kilowatt wind power project constructed at CityplaceFort Huachuca,StateArizona before the end of the year.

The wind power plant also known as the Multiaxis Turbosystem (stocktickerMAT) at PlaceTypeplaceFort PlaceNameHuachuca is being constructed with the newly developed, adjustable augmenter that was recently announced by the company. An augmenter increase the harnessed wind velocity in order to increase the power output. The new augmenter technology reduces the cost for heavy and expensive components being required by earlier versions of augmenter.

The recently announced new augmenter reduces the electric generation cost below traditional wind turbine technologies, and is directly competitive with fossil fuel power plants such as coal and natural gas at more locations than traditional wind power plants.

In the year 2007, the wind industry achieved a growth rate of more than 42 percent per year in the USA. In recent years, more than $7 billion was invested in new wind power plants worldwide.

This press release contains forward-looking statements that could be affected by risks and uncertainties, including but not limited to Mass Megawatts Wind Power, Inc. ability to produce a cost-effective wind energy conversion device. Among the factors that could cause actual events to differ materially from those indicated herein are: the failure of Mass Megawatts Wind Power, Inc. to achieve or maintain necessary zoning approvals with respect to the location of its stocktickerMAT power developments; the ability to remain competitive; to finance the marketing and sales of its electricity; general economic conditions; and other risk factors detailed in periodic reports filed by Mass Megawatts Wind Power, Inc.

Contact:

Jon Ricker (508) 751-5432
JonRicker@massmegawatts.com

www.massmegawatts.com